Exhibit N

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 811-22611 on Form N-2 of our report dated May 25, 2012, relating to the financial statements and financial highlights of NT Equity Long/Short Strategies Fund appearing in the Annual Report on Form N-CSR of NT Equity Long/Short Strategies Fund for the periods ended March 31, 2012, and to the references to us under the headings “Item 20 Investment Advisory and Other Services” and “Item 24 Financial Statements”, appearing in Part B-Information Required in a Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
June 18, 2012